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EXHIBIT 12.1 - RATIO OF EARNINGS TO FIXED CHARGES

                       PERIOD ENDED OCTOBER 31, 1996


                                                       Castle Rock Ranch
                                     BFC Guaranty     Public Improvements
                                         Corp.             Authority
                                         -----             ---------

Net Income (Loss)                       220,534           (2,262,476)
  Income Taxes                          113,609                    0
  Fixed Charges                               0            2,481,787
                                                           ---------
Earnings                                334,143              219,311
                                        -------            ---------
Fixed Charges
  Amortization of Bond Issue Costs            0              123,172
  Interest Expense                            0            2,358,615
      Total Fixed Charges                     0            2,481,787
                                                           ---------

Ratio of Earnings To Fixed Charges            0                 8.84%
                                                           ---------

Castle Rock Ranch Public Improvements Authority's earnings are inadequate to cover fixed charges. The total deficiency is $2,262,476. The deficiency will be covered by the debt service reserve of $7,792,040 as of October 31, 1996.